Exhibit 99.01

Contact:	James A. D. Smith

President and Chief Executive Officer

Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

GENELABS TECHNOLOGIES ANNOUNCES APPOINTMENT OF LESLIE J. BROWNE AND MATTHEW J. PFEFFER TO ITS BOARD OF DIRECTORS

REDWOOD CITY, Calif. – April 23, 2007 – Genelabs Technologies, Inc. (Nasdaq:GNLB) today announced the appointment of Leslie J. Browne, Ph.D. and Matthew J. Pfeffer to its Board of Directors.

Dr. Browne is currently President, Chief Executive Officer and a director of Pharmacopeia, a Nasdaq-listed company focused on the discovery and development of novel small molecule therapeutics. Previously he was the Chief Operating Officer at Iconix Pharmaceuticals, Inc., a chemogenomics company. Before that, Dr. Browne spent over a decade at Berlex/Schering AG, in several positions rising to Corporate Vice President, Berlex Laboratories, Inc. and President of Schering Berlin Venture Corporation. Before Berlex, he was employed by Ciba-Geigy Corporation, where he discovered Fadrozole, the first marketed non-steroidal aromatase inhibitor for the treatment of estrogen-dependent breast cancer. He also managed cardiovascular research at Ciba-Geigy Ltd., in Basel, Switzerland, where one of the group’s achievements was the discovery of Diovan®, the second angiotensin II antagonist ever to be marketed. Dr. Browne received his B.Sc. at Strathclyde University, in Glasgow, Scotland. After receiving his Ph.D. in chemistry from the University of Michigan, he was a National Institutes of Health postdoctoral fellow at Harvard University with the Nobel laureate Professor R. B. Woodward.

Mr. Pfeffer has 25 years of financial management experience and is currently serving as Senior Vice President and Chief Financial Officer of VaxGen, Inc. Prior to VaxGen, Mr. Pfeffer was Chief Financial Officer of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer’s responsibilities included managing finance, tax, treasury, information technology and investor relations functions and overseeing corporate governance and compliance issues. Previously, Mr. Pfeffer served in a variety of financial management positions, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting, at Diasonics Ultrasound, Inc. and ComputerLand Corporation. Mr. Pfeffer is a Certified Public Accountant who began his career at Price Waterhouse. He is a graduate of the University of California, Berkeley.

Separately, Genelabs announced that Arthur Gray, Jr., who has served as a director of Genelabs since 1991, has advised the company that he does not intend to stand for re-election to the Board of Directors at the next annual shareholders meeting.

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Genelabs Announces Appointment of Leslie J. Browne and Matthew J. Pfeffer to its Board of Directors

“I am delighted to welcome both Les Browne and Matt Pfeffer to Genelabs’ Board of Directors,” stated Irene A. Chow, Ph.D., Chairman of the Board of Genelabs. “Both Les and Matt are highly experienced executives with many years of leadership experience in the biotechnology industry. Their insight and expertise will be invaluable to Genelabs as we continue to execute our strategies for creating shareholder value through novel drug discovery and development. At the same time, I want to express my sincere thanks to Arthur Gray for his 16 years of service on the Genelabs Board of Directors. Arthur has been generous with his time and gracious in his manner, and has never wavered in his advocacy for shareholders. All of us at Genelabs wish him well in his retirement.”

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc.

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